SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

April 17, 2019

Date of Report (Date of earliest event reported)

Zion Oil & Gas, Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-33228	20-0065053
(Commission File Number)	(IRS Employer Identification No.)

12655 North Central Expressway, Suite 1000, Dallas, TX 75243

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: 214-221-4610

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(i) On April 12, 2019, Zion Oil and Gas, Inc. (the “Company”) was advised by Dustin L. Guinn that he is resigning from his position as Chief Executive officer, President and Vice Chairman of the Board of Directors (the “Board”) of the Company, effective immediately. Mr. Guinn’s resignation is not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. Mr. Guinn intends to remain available through May 10, 2019 to assist the Company in the transition process. A copy of Mr. Guinn’s resignation letter is attached as an exhibit to this Current Report on Form 8-K.

(ii) In order to streamline the organizational structure of the Company with the departure of Mr. Guinn, on April 12, 2019, the Company’s Board appointed John M. Brown, the Company Executive Chairman of the Board, as the Chief Executive Officer. John M. Brown, age 79, is the founder of Zion Oil & Gas and has been a director and Chairman of the Board of Directors of Zion since its organization in April 2000. Mr. Brown was appointed Executive Chairman in January 2010. Mr. Brown, previously served as the Company’s Chief Executive Officer from April 2000 to September 2004 and as President from April 2000 to October 2001. He was also appointed as Interim Chief Executive Officer on October 18, 2012 and on January 1, 2014. Mr. Brown will continue to serve as the Executive Chairman. Mr. Brown has extensive management, marketing and sales experience, having held senior management positions in two Fortune 100 companies - GTE Valeron, a subsidiary of GTE Corporation and a manufacturer of cutting tools, where he was employed from 1966-86 and served as the corporate director of purchasing, and Magnetek, Inc., a manufacturer of digital power supplies, systems and controls, where he was corporate director of procurement during 1988-89. Mr. Brown holds a BBA degree from Fullerton College. Mr. Brown will continue to serve under the terms of his existing employment agreement with the Company.

(iii) On April 12, 2019, the Company appointed William H. Avery, currently Executive Vice-President, General Counsel and a non-employee director on the Company’s Board, as President of the Company. William H. Avery, age 71, was appointed to the Board as a non-employee director, effective September 1, 2013. From 2001 to 2003, Mr. Avery worked on a broad variety of administrative, financial and legal matters for the Company. He served as Vice President of Finance and Treasurer commencing 2003 until 2007. He worked full time as Executive Vice President and Treasurer and as a director commencing in 2007 with responsibility for administration, finance and legal until 2010. From December 2012 to his current appointment, he has been retained as General Counsel and from October 2018 as Executive Vice-President to his current appointment under an independent consulting contract. Mr. Avery has a BBA in Finance and Economics from Southern Methodist University and a Juris Doctor from Duke University. Mr. Avery will continue to serve under the terms of his existing employment agreement with the Company.

There are no family relationships among either of Messrs Brown and Avery and any director or executive officer of the Company, and other than as described in this Item 5.02, neither Mr. Brown nor Mr. Avery have any direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 8.01 Other Matters

Robert W.A. Dunn has joined the Company as Director of Operations, effective May 1, 2019. Mr. Dunn’s impressive resume includes over 26 years of senior management and field operations focusing on technologically driven seismic acquisition across the globe. During the past decade of working in the Eastern Hemisphere, Mr. Dunn has acquired more than 7,800 square kilometers of 3D and 10,000 kilometers of 2D seismic surveys which have helped exploration and production customers make informed decisions in their exploration programs. Mr. Dunn will be overseeing the Company’s planned acquisition and processing of 3D seismic data, in addition to other operational matters as they arise. A copy of Mr. Dunn’s biographical information is attached as an exhibit to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit 99.1 – Resignation Letter of Dustin L. Guinn, former CEO

Exhibit 99.2 – Biography of Robert W.A. Dunn, Director of Operations

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Zion Oil and Gas, Inc.

Date: April 17, 2019	By:	/s/ John M. Brown
John M. Brown
Executive Chairman

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